Exhibit 99.1

Oranco, Inc. Reports Fiscal Year 2019 Financial Results

Fenyang City, China, September 10, 2019 /GlobeNewswire/ -- Oranco, Inc. ("Oranco" or the "Company") (OTC: ORNC), a company engaged in marketing and wholesale of self-branded liquors and wines in China, announced today its financial results for the fiscal year ended June 30, 2019.

Mr. Peng Yang, President of Oranco, Inc., commented, “We maintained our business growth for the fiscal year ended June 30, 2019 under an uncertain global business environment with significant RMB devaluation. We once again delivered on all of our financial expectations while generating RMB104.27 million in revenue with a 70.2% gross margin, demonstrating our ongoing focus on optimizing our business strategies. We believe the overall business environment has been optimistic due to the continuous economic growth evidenced by the significant growth of Chinese nominal gross domestic product. Moving forward, Oranco will be able to take advantage of the Chinese liquor market based on our business success. We look forward to supplying the growing alcoholic beverage demand in China.”

Fiscal Year 2019 Financial Highlights

	For the Year Ended June 30,
(RMB & USD millions, except per share data)	2019		2018	% Change
	RMB	USD	RMB	RMB
Revenues	104.27	15.19	101.76	2.5%
Fenjiu liquor products	96.61	14.07	86.36	11.9%
Imported wine products	7.66	1.12	15.40	-50.3%
Gross profit	73.20	10.66	73.96	-1.0%
Gross margin	70.2%	70.2%	72.7%	-2.5 pp *
Income from operations	59.25	8.64	61.37	-3.5%
Net income	39.98	5.82	44.67	-10.5%

*Notes: pp represents percentage points

•	Revenue increased by 2.5% to RMB 104.27 million (USD 15.19 million), from RMB 101.76 million for the fiscal year ended June 30, 2018.
•	Gross profit decreased by 1.0% to RMB 73.20 million (USD 10.66 million), from RMB 73.96 million for the fiscal year ended June 30, 2018.
•	Gross margin decreased by 2.5 percentage points to 70.2% from 72.7% for the fiscal year ended June 30, 2018.
•	Net income was RMB 39.98 million (USD 5.82 million), or RMB 0.95 (USD 0.14) basic and diluted earnings per share for the fiscal year ended June 30, 2019, compared to RMB 44.67 million, or RMB 1.06 basic and diluted earnings per share for the fiscal year ended June 30, 2018.

Fiscal Year 2019 Financial Results

Revenue

Revenue for the fiscal year ended June 30, 2019 increased by RMB 2.51 million, or 2.5%, to RMB 104.27 million (USD 15.19 million) from RMB 101.76 million for the same period of last year. The increase in revenue was due to the increase in sales of Fenjiu liquor, partially offset by the decrease in sales of imported wine products.

	For the Year Ended June 30,
	2019			2018
(RMB millions)	Revenue	Cost of Sales	Gross Margin	Revenue	Cost of Sales	Gross Margin
Fenjiu liquor products	96.61	28.89	70.1%	86.36	23.25	73.1%
Imported wine products	7.66	2.18	71.5%	15.40	4.55	70.5%
Total	104.27	31.07	70.2%	101.76	27.80	72.7%

Revenue from the Fenjiu liquor business increased by RMB 10.25 million, or 11.9%, to RMB 96.61 million (USD 14.07 million) for the fiscal year ended June 30, 2019 from RMB 86.36 million for the same period of last year. The increase was mainly due to the increased sales volume of our Fenjiu liquor.

Revenue from the imported wine business decreased by RMB 7.74 million, or 50.3%, to RMB 7.66 million (USD 1.12 million) for the fiscal year ended June 30, 2019 from RMB 15.40 million for the same period of last year. The decrease reflects the Company’s decision to adopt a strategy to focus on selling products with relatively higher profit margins and to reduce selling products with relatively lower profit margins. The proportion to the sales on these products was different for the years ended June 30, 2019 and 2018.

Gross profit and gross margin

The total cost of sales increased by RMB 3.27 million, or 11.8%, to RMB 31.07 million (USD 4.53 million) for the fiscal year ended June 30, 2019 from RMB 27.80 million for the same period of last year. Gross profit decreased by RMB 0.76 million, or 1.0%, to RMB 73.20 million (USD 10.66 million) for the fiscal year ended June 30, 2019 from RMB 73.96 million for the same period of last year. Overall gross margin decreased by 2.5 percentage points to 70.2% for the fiscal year ended June 30, 2019, compared to 72.7% for the same period of last year.

For the fiscal year ended June 30, 2019, gross margins for our Fenjiu liquor business and imported wine business were 70.1% and 71.5%, respectively. For the fiscal year ended June 30, 2019, gross margins for the Fenjiu liquor business and imported wine business were 73.1% and 70.5%, respectively.

Income from Operations

Selling and distribution expenses decreased by RMB 1.55 million, or 28.3%, to RMB 3.93 million (USD 0.57 million) for the fiscal year ended June 30, 2019 from RMB 5.48 million for the same period of last year. The decrease in selling and distribution expenses was primarily due to decreased packaging and advertising expenses during the year ended June 30, 2019, as compared to the same period of 2018.

Administrative expenses increased by RMB 2.91 million, or 40.9%, to RMB 10.02 million (USD 1.46 million) for the fiscal year ended June 30, 2019 from RMB 7.11 million for the same period of last year. The increase in administrative expenses was primarily due to salaries, foreign exchange differences, investor relationship expenses, and regulatory fees.

Income from operations decreased by RMB 2.12 million, or 3.5%, to RMB 59.25 million (USD 8.63 million) for the fiscal year ended June 30, 2019 from RMB 61.37 million for the same period of last year.

Net income

Net income decreased by RMB 4.69 million, or 10.5%, to RMB 39.98 million (USD 5.82 million) for the fiscal year ended June 30, 2019 from RMB 44.67 million for the same period of last year. After deduction of non-controlling interest, net income attributable to shareholders for the fiscal year ended June 30, 2019 was RMB 39.98 million (USD 5.82 million), or RMB 0.95 (USD 0.14) per basic and diluted earnings share. This compared to net income attributable to shareholders of RMB 43.31 million, RMB 1.06 per basic and diluted earnings share, for the same period of last year.

Financial Condition

As of June 30, 2019, the Company had cash and cash equivalents of RMB 53.16 million (USD 7.74 million), compared to RMB 26.50 million as of June 30, 2018. Cash provided by operating activities was RMB 29.78 million (USD 4.34 million) for the fiscal year ended June 30, 2019, compared to RMB 47.29 million for the same period of last year. Cash used in investing activities was RMB 5,066,081 (USD 737,958) for the fiscal year ended June 30, 2019, compared to cash provided by investing activities of RMB 5,408 for the same period of last year. Cash provided by financing activities was RMB 1.95 million (USD 0.28 million) for the fiscal year ended June 30, 2019, compared to cash used in financing activities of RMB 27.4 million for the same period of last year.

About Oranco, Inc.

Headquartered in Fenyang City, China, Oranco, Inc. (OTC: ORNC), is engaged in the alcohol marketing and wholesale business in China. We currently focus our business on the sale of self-branded Fenjiu liquor and imported wines. Our goal is to promote premium alcoholic beverages to China’s population. We aim to achieve this goal by catering to the ever-evolving tastes in alcohol through our creative marketing strategies and innovative product designs that target different age groups in China. Oranco, Inc. has developed various innovative products, such as its “ Dagangjiu (translated as “Big Jar Liquor”), and is effective in capturing the attention of different age groups of Chinese consumers. We are constantly renovating traditional Chinese culture to attract various age and cultural groups in China.

Contact Information

For investor and media inquiries please contact:

Email: Oranco@surerich-invest.com

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company encourages you to review other factors that may affect its future results in the Company’s registration statement and in its other filings with the Securities and Exchange Commission.

ORANCO, INC.

CONSOLIDATED STATEMENT OF BALANCE SHEETS

(Amounts in RMB and US$, except for number of shares and per share data)

	June 30, 2018	June 30, 2019
ASSETS:	RMB	RMB	US$
Current assets
Cash and cash equivalents	26,504,962	53,163,966	7,744,205
Inventories	7,346,549	6,900,988	1,005,242
Trade receivables	33,933,857	32,053,899	4,669,177
Deposits, prepayments and other receivables	33,249,590	45,610,523	6,643,922
Prepaid land lease and other lease	109,680	547,180	79,706
	101,144,638	138,276,556	20,142,252

Non-current assets
Investment	-	1,000,000	145,666
Property, plant and equipment	3,296,146	3,124,224	455,095
Prepaid land lease and other lease	4,909,420	9,362,240	1,363,764
	8,205,566	13,486,464	1,964,525
Total assets	109,350,204	151,763,020	22,106,777

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade payables	44,636	247,685	36,079
Receipts in advance, accruals and other payables	5,140,025	5,698,168	830,032
Amount due to Director	96,231,368	13,392,777	1,950,878
Current tax liabilities	2,928,207	3,406,187	496,167
Bank borrowings	-	2,250,000	327,749
	104,344,236	24,994,817	3,640,905
Non-Current liabilities
Amount due to Director	-	81,781,805	11,912,863
	104,344,236	106,776,622	15,553,768
Shareholders’ equity

Number of authorized shares with par value US$0.001	100,000,000	50,000,000	50,000,000
Number of issued and outstanding shares	98,191,480	41,948,748	41,948,748
Number of fully paid shares to be issued	321,296,000	-	-

Share capital	638,708	2,765,228	402,801
Fully paid shares to be issued	2,126,520	-	-
Retained earnings	2,240,740	42,221,170	6,150,208
Total shareholders’ equity	5,005,968	44,986,398	6,553,009
Total liabilities and shareholders’ equity	109,350,204	151,763,020	22,106,777

ORANCO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in RMB and US$, except for number of shares and per share data)

	Year ended June 30, 2018	Year ended June 30, 2019
	RMB	RMB	US$
Revenue	101,759,660	104,270,083	15,188,650
	101,759,660	104,270,083	15,188,650

Cost of sales	27,800,667	31,073,778	4,526,406
Selling and distribution expenses	5,477,457	3,928,466	572,246
Administrative expenses	7,109,937	10,018,732	1,459,393
	40,388,061	45,020,976	6,558,045

Other income	155,700	133,321	19,420
Interest and other financial charges	1,759,325	73,925	10,768
Income before income taxes	59,767,974	59,308,503	8,639,257

Income taxes	15,095,681	19,328,073	2,815,451
Net Income	44,672,293	39,980,430	5,823,806

Attributable to:
Equity holders of the Company	43,313,447	39,980,430	5,823,806
Former non-controlling interests	1,358,846	-	-
	44,672,293	39,980,430	5,823,806

Earnings per share:
Basic and diluted earnings per share	1.06	0.95	0.14

ORANCO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in RMB and US$, except for number of shares and per share data)

	Year ended	Year ended
	June 30,	June 30,
	2018	2019
	RMB	RMB	US$
Operating activities
Net income	44,672,293	39,980,430	5,823,806
Adjustments to reconcile net income to cash generated from operating activities:
Depreciation and amortization	335,005	347,684	50,646
Changes in working capital:
Inventories	1,251,161	445,561	64,903
Trade receivables	13,583,343	1,879,958	273,847
Deposits, prepayments and other receivables	(13,659,564)	(12,360,934)	(1,800,573)
Trade payables	(73,479)	203,049	29,577
Receipts in advance, accruals and other payables	305,431	(141,857)	(20,664)
Current tax liabilities	300,928	477,980	69,626
Amount due to Director	577,029	(1,056,786)	153,938
Cash generated from operating activities	47,292,147	29,775,085	4,337,230

Investing activities
Cash acquired on merger	406,713	-	-
Payments for acquisition of property, plant, equipment and other lease	(401,305)	(5,066,081)	(737,958)
Cash generated from / (used in) investing activities	5,408	(5,066,081)	(737,958)

Financing activities
Acquisition of additional interest in subsidiary	(400,000)	(300,000)	(43,700)
Repayment of bank borrowings	(27,400,000)	-	-
Proceeds of bank borrowings	-	2,250,000	327,749
Cash (used in) / generated from financing activities	(27,400,000)	1,950,000	284,050

Increase in cash and cash equivalents	19,897,555	26,659,004	3,883,322
Cash and cash equivalents, beginning of the year	6,607,407	26,504,962	3,860,883
Cash and cash equivalents, end of the year	26,504,962	53,163,966	7,744,205

Supplemental disclosure of cash flows information
Cash paid during the year for interest	(1,759,325)	(73,925)	(10,768)
Cash paid during the year for income taxes	(14,509,505)	(18,903,260)	(2,753,570)